Exhibit 77(e)(3)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

ING MUTUAL FUNDS

and

ING INVESTMENTS, LLC

Series	Annual Investment Management Fee (as a percentage of average daily net assets)
ING Asia-Pacific Real Estate Fund1	1.00% on first $250 million 0.90% on next $250 million 0.80% thereafter
ING Diversified International Fund	0.00%
ING Emerging Countries Fund	1.25%
ING European Real Estate Fund1	1.00% on first $250 million 0.90% on next $250 million 0.80% thereafter
ING Global Bond Fund	0.40%
ING Global Real Estate Fund	0.80% of the first $250 million of assets 0.775% of the next $250 million of assets 0.70% of assets in excess of $500 million

1    The initial two-year terms of ING Asia-Pacific Real Estate Fund and ING European Real Estate Fund under this Agreement commenced on October 15, 2007.

Series	Annual Investment Management Fee (as a percentage of average daily net assets)
ING Global Value Choice Fund	0.90% on the first $500 million 0.80% on the next $500 million 0.75% of assets in excess of $1 billion
ING Greater China Fund	1.15% on the first $100 million of assets 1.05% on the next $150 million of assets 0.95% on assets in excess of $250 million
ING Index Plus International Equity Fund	0.55%
ING International Capital Appreciation Fund	0.85% on the first $500 million of assets 0.80% on the next $500 million of assets 0.75% on assets in excess of $1 billion
ING International Real Estate Fund	1.00% on the first $250 million of assets 0.90% on the next $250 million of assets 0.80% on assets in excess of $500 million
ING International SmallCap Multi-Manager Fund	1.00% of the first $500 million of assets 0.90% of the next $500 million of assets 0.85% of assets in excess of $1 billion
ING International Value Choice Fund	1.00%

2